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                                                              Exhibit (4)(f)




                                                              February 17, 1997

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY  11214



RE:  Amendment No. 3 to Rights Agreement


Dear Sir or Madam:

     Pursuant to Section 26 of the Rights Agreement, dated as of October 6, 1987, between The Lubrizol Corporation, an Ohio corporation (the "Company"), and National City Bank (which has been succeeded by American Stock Transfer & Trust Company as Rights Agent), which Agreement has been amended by Amendments to Rights Agreement, dated October 24, 1988 and October 28, 1991, respectively (as amended "Rights Agreement"), the Company by resolutions by its Board of Directors, hereby amends the Rights Agreement as follows:

     1. To amend the fifth sentence of Section 21 to change the capital and surplus requirements from $50 million to $10 million.

                                        Very truly yours,

                                        THE LUBRIZOL CORPORATION

                                        By: /s/ K.H. Hopping
                                           ----------------------------------
                                           Name:   K. H. Hopping
                                           Title:  Vice President and Secretary

Agreed to and Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By: /s/ Herbert J. Lemmer
   --------------------------------------
Name:  Herbert J. Lemmer
     ------------------------------------
Title: Vice President
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